GreenKissNY Inc. DOS/A

EXHIBIT 6.9

SECURITIES PURCHASE AGREEMENT

This Agreement (this “Agreement”) is made as of the 21st day of April 2015 by and among GreenKissNY Inc., a Delaware corporation with offices at 75 S. Broadway, White Plains, New York, 10601 (the “Company”), and Ann Anderson, an individual (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, in exchange for the contribution by the Purchaser of equity interests of Nexus Staffing Specialists, Inc. and Nexus Management Services, Inc. (the “Equity Interests”), the Company desires to issue to the Purchaser and the Purchaser desires to accept from the Company 47,490,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) subject to the terms and conditions described herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

1.1.

Issuance of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, at the Closing (as hereinafter defined), the Company agrees to issue, assign, transfer and deliver the Shares to the Purchaser and the Purchaser agrees to accept the Shares from the Company, in exchange for the Equity Interests, which Equity Interests shall be contributed within sixty (60) days after the Closing (as defined below).

1.2.

Closing. The issuance of the Shares shall take place by electronic communication or at such location as the parties may agree at the closing (the “Closing”), to occur immediately following the execution and delivery hereof.

1.3.

Deliveries.

(a)

On or prior to the Closing, the Company shall deliver the following to the Purchaser:

(i)

an executed signature page to this Agreement;

(ii)

a certificate representing the Shares, in the name of the Purchaser, as shall be effective to vest in the Purchaser all right, title and interest in the Shares; and

(v)

all such further instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

(b)

On or prior to the Closing, the Purchaser shall deliver the following to the Company:

(i)

an executed signature page to this Agreement; and

(ii)

all such further instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby makes the following representations, warranties and covenants to the Purchaser:

2.1.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all contracts, agreements, arrangements or understandings (the “Company Contracts”) in all jurisdictions in which it is qualified to do business. Neither the Company nor any of the stockholders of the Company has ever approved, or commenced any action, suit or legal proceeding or made any election, in either case, contemplating the dissolution or liquidation of the Company’s business or affairs.

2.2.

The Company has delivered to the Purchaser accurate and complete (through the date hereof) copies of: (i) the certificate of incorporation and bylaws of the Company, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of all securities of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 2.2 collectively referred to herein as the “Company Documents”). There have been no formal meetings held of, or corporate actions taken by, the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Documents. There has not been any violation of any of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with requirements of law and prudent business practices.

2.3.

As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which none are issued and outstanding; however, within thirty (30) days hereof, the Company shall file a certificate of amendment to the Company’s Certificate of Incorporation to increase its total authorized capital stock to 110,000,000 shares comprised of (i) 100,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. All of the outstanding shares of the Company’s capital stock have been, and when the Shares are issued they will be, duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of the Company and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company have been issued in compliance with all applicable federal and state securities laws and other applicable requirements of law and all requirements set forth in the Company Documents. Each offering or sale of securities by the Company (a) was either registered under the Securities Act of 1933, as amended (the “Securities Act”), or made pursuant to a valid exemption from registration, (b) complied in all material respects with the applicable requirements of law and the Securities and Exchange Commission (“SEC”), and (c) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. No shares of capital stock or other securities of the Company are subject to a repurchase option in favor of the Company.

2.4.

The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary action and no further consent or authorization on the part of the Company, its board of directors or its stockholders is required. This Agreement constitutes, and upon execution and delivery hereof by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5.

Neither the execution, delivery or performance of this Agreement, nor the performance by the Company of its obligations hereunder will directly or indirectly (with or without notice or lapse of time) cause, constitute or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, mortgage or any other agreement or instrument to which the Company or its stockholders are a party; (ii) a violation of any of the provisions of the Company Documents; (iii) a violation of, or give any governmental body or agency or other individual or entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any requirement of law or judicial or administrative order to which the Company is subject.

2.6.

Since December 31, 2014 (the “Balance Sheet Date”), the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any material adverse effect on the Company.

2.7.

Since the Balance Sheet Date, the Company has not entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s Best Knowledge (as defined below), threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The term “Best Knowledge” of the Company shall mean and include (a) actual knowledge of the officers and directors of the Company and (b) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. Actual or imputed knowledge of any director or officer or the Company shall be deemed to be knowledge of the Company.

2.8.

The Company is issuing the Shares to the Purchaser without registration pursuant to the exemptions afforded the Company under Section 4(2) of the Securities Act, as amended, and will take any and all actions to make such exemption available. No registration under the securities laws of any state is required for the offer and sale of the Shares by the Company to the Purchaser as contemplated hereby.

2.9.

There are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to the Company’s Best Knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Company’s Best Knowledge, threatened against the Company. The Company is not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

2.10.

The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business. References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

2.11.

The Company has properly filed all tax returns required to be filed and has paid all taxes shown thereon to be due. All tax returns previously filed are true and correct in all material respects.

2.12.

All of the business and financial transactions of the Company have been fully and properly reflected in the books and records of the Company in all material respects and in accordance with generally accepted accounting principles consistently applied.

ARTICLE III

REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants, as of the date hereof, to the Company as follows:

3.1.

Authority. This Agreement has been duly executed by the Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him, her or it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.

Own Account. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares for his, her or its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

3.3.

Purchaser Status. At the time the Purchaser was offered the Shares, he, she or it was, and as of the date hereof is, either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

3.4.

Experience of Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.5.

General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.6.

Access to Information. The Purchaser has been afforded the opportunity to examine all books, records and agreements of the Company and to ask questions of the Company’s senior management and to obtain additional information necessary to verify the accuracy of the information supplied or to which the Purchaser had access. The Purchaser has also been afforded the opportunity to ask questions of the Company’s senior management to obtain any further information reasonably available to the Company which the Purchaser has requested in connection with its decision to acquire the Shares. The Purchaser has conducted what it deems to be an adequate investigation of the business, finances and prospects of the Company, and is satisfied with the results of his, her or its investigation.

ARTICLE IV

TERMINATION

4.1.   Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto prior to the Closing, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1.

Anti-Dilution Adjustment. Until the earliest of (a) the second year anniversary of the date hereof; or (b) the date that the Company’s shares of Common Stock are approved for listing on a national securities exchange, in the event that the Company issues or sells any shares of Common Stock pursuant to which shares of Common Stock may be acquired at a price less than $0.14 per share (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof) (such lower price, the “Base Price” and such issuances, collectively, a “Dilutive Issuance”), then the Company shall promptly issue additional shares of Common Stock to such Purchaser, for no additional consideration, in an amount sufficient so that the pro rata portion of the Purchase Price paid by such Purchaser hereunder attributable to the Shares then held, shall be reduced to a price (rounded to the nearest cent) when multiplied by a fraction, of which (i) the numerator shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of shares of Common Stock issued pursuant to the Dilutive Issuance would purchase at the Base Price; and (ii) the denominator shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such Dilutive Issuance plus the number of such additional shares of Common Stock so issued in connection with the Dilutive Issuance (such adjustment, a “Dilution Adjustment”). Such Dilution Adjustment shall be made successively whenever such an issuance is made. Notwithstanding the foregoing, this Section 5.1 shall not apply in respect of an Exempt Issuance (as herein defined). No adjustment shall be made hereunder which would require the Purchaser to surrender any shares of Common Stock to the Company.

For the purposes of this Sub-Section, Exempt Issuance shall mean the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the Board of Directors (collectively, the “ESOP”) and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the Board of Directors, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For purposes of this Agreement, Person shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or Governmental or Regulatory Authority.

5.2.

Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

5.3.

Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

5.4.

Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 5.4. Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to the Company:	GreenKissNY Inc.
75 S. Broadway
White Plains, NY 10601

With a copy to:	Richardson & Patel LLP
Attn: David N. Feldman, Esq.
The Chrysler Building
405 Lexington Ave.
49th Floor
New York, NY 10174
Phone: (212) 869-7000
Fax: (917) 677-8165

If to the Purchaser:	Ann Anderson
[________________]
[________________]

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

5.5.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.

5.6.

Waiver of Jury Trial. Each party hereby expressly waives any right to a trial by jury in the event of any suit, action or proceeding to enforce this Agreement or any other action or proceeding which may arise out of or in any way be connected with this Agreement or any of the other documents.

5.7.

Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

5.8.

Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

5.9.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.10.

No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against either party.

5.11.

Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY: GREENKISSNY INC.

By:	/s/ Ann Anderson
Name: Title:	Ann Anderson President and CEO

PURCHASER:

/s/ Ann Anderson
Ann Anderson

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